Exhibit (h)(25)

KEELEY FUNDS, INC.

AMENDED AND RESTATED EXPENSE CAP REIMBURSEMENT AGREEMENT

THIS AMENDED AND RESTATED EXPENSE CAP REIMBURSEMENT AGREEMENT, dated as of the 20th day of November, 2014 (the “Agreement”), is entered into between KEELEY ASSET MANAGEMENT CORP. (the “Adviser”) and KEELEY FUNDS, INC. (the “Company”) on behalf of the funds listed in Annex A (each, a “Fund” and collectively, the “Funds”).

WHEREAS, the Adviser has contractually agreed to waive a portion of its advisory fee or reimburse certain of the Funds’ operating expenses to ensure that the Funds’ total operating expenses do not exceed the level described below, and wishes that this agreement supersedes those existing agreements.

NOW THEREFORE, the parties agree as follows:

The Adviser agrees that it will reduce its compensation with respect to the Funds as provided for in the Investment Advisory Agreement between the Company and the Adviser, as amended, and/or assume expenses for the Funds to the extent necessary to ensure that each Fund’s total operating expenses (on an annual basis) do not exceed the amounts described in Annex A, exclusive of: (i) taxes, (ii) interest charges, (iii) dividend expenses incurred on securities that the Fund sells short, (iv) litigation expenses, (v) other extraordinary expenses, and (vi) brokers’ commissions and other charges relating to the purchase and sale of the Fund’s portfolio securities.

Reimbursed expenses will be determined in the following order: organizational, offering and all other expenses.

The Adviser shall be entitled to recoup such amounts for a period of up to three (3) years following the fiscal year in which the Adviser reduced its compensation and/or assumed expenses for the applicable Fund, provided that the total operating expenses including this recoupment do not exceed the established cap on expenses for that year.

This agreement supersedes and replaces any other expense cap reimbursement agreement entered into by the Adviser and the Company. This agreement will expire on the dates set forth below in Annex A unless its term is otherwise extended as mutually agreed to by each party.

KEELEY FUNDS, INC.

/s/ John L. Keeley, Jr.
By: JOHN L. KEELEY, JR.

KEELEY ASSET MANAGEMENT CORP.

/s/ John L. Keeley, Jr.
By: JOHN L. KEELEY, JR

ANNEX A

to the Amended and Restated Expense Cap Reimbursement Agreement

(as of November 20, 2014)

Name of the Fund	Expense Cap	Date Agreement Expires
Keeley Small Cap Value Fund – Class A Shares	1.39%	January 31, 2016
Keeley Small Cap Value Fund – Class I Shares	1.14%	January 31, 2016
Keeley Small-Mid Cap Value Fund – Class A	1.39%	January 31, 2016
Keeley Small-Mid Cap Value Fund – Class I	1.14%	January 31, 2016
Keeley Mid Cap Value Fund – Class A	1.39%	January 31, 2016
Keeley Mid Cap Value Fund – Class I	1.14%	January 31, 2016
Keeley Small Cap Dividend Value Fund – Class A	1.29%	January 31, 2016
Keeley Small Cap Dividend Value Fund – Class I	1.04%	January 31, 2016
Keeley Mid Cap Dividend Value Fund – Class A	1.29%	January 31, 2016
Keeley Mid Cap Dividend Value Fund – Class I	1.04%	January 31, 2016
Keeley All Cap Value Fund – Class A	1.39%	January 31, 2016
Keeley All Cap Value Fund – Class I	1.14%	January 31, 2016
Keeley Alternative Value Fund – Class A	1.89%	January 31, 2016
Keeley Alternative Value Fund – Class I	1.64%	January 31, 2016
Keeley International Small Cap Value Fund—Class A	1.49%	January 31, 2016
Keeley International Small Cap Value Fund—Class I	1.24%	January 31, 2016